Exhibit 99.1

Talis Biomedical Announces Andrew Lukowiak, Ph.D., as President and Chief Scientific Officer (CSO)

REDWOOD CITY, Calif. – August 2, 2023 – Talis Biomedical Corporation (Nasdaq: TLIS), a diagnostic company dedicated to advancing health equity and outcomes through the delivery of accurate infectious disease testing in the moment of need, at the point of care (POC), today announced that it has appointed Dr. Andrew A. Lukowiak as president and chief scientific officer, effective August 1, 2023.

Dr. Lukowiak has more than 20 years of senior leadership experience in the clinical diagnostics industry at both publicly traded and privately held commercial-stage companies. As a member of the executive leadership team, he will be responsible for leading the assay development, platform engineering, operations, regulatory and clinical affairs functions for Talis Biomedical.

“We are thrilled to welcome Andrew to our leadership team as we continue to develop the Talis One® test menu and plan to initiate clinical studies to support our pursuit of multiple 510(k) clearances,” said Rob Kelley,” chief executive officer at Talis Biomedical. “Andrew’s executive experience and proven ability to bring clinical diagnostics to market, from concept to commercialization, will enhance the strong teams we have built during this pivotal period of execution to deliver a menu of women’s and sexual health tests at the point of care.”

Dr. Lukowiak joins Talis Biomedical from Epigenomics AG where he served as president and chief scientific officer and developed the next generation of its blood-based colorectal cancer screening test. Prior to this, he was the chief executive officer at Millenium Health, a leading national toxicology laboratory specializing in clinical testing to support physicians in their treatment of substance use disorder. He has also held senior leadership roles at a variety of molecular diagnostics companies including Althea Dx, Genmark Dx, Hologic and Third Wave Technologies. Throughout his career, Dr. Lukowiak has been responsible for the development of numerous in vitro diagnostic and laboratory developed tests in oncology, pharmacogenetics, inherited diseases and women’s health. Dr. Lukowiak holds a Bachelor of Science in Biology from Pennsylvania State University and a Ph.D. in Genetics from the University of Georgia.

“By having made such a significant upfront investment in building a cost-effective, uniquely differentiated platform, I believe Talis Bio is well positioned in the POC space with strong potential to decentralize the women’s and sexual health markets,” said Dr. Lukowiak. “I am excited to work with such a high-performing group of professionals and look forward to building out the Talis One test menu alongside the entire team.”

In connection with his appointment, the Company’s Board of Directors has granted an incentive stock option to Dr. Lukowiak pursuant to the Company’s 2021 Equity Incentive Plan to purchase up to 13,477 shares of the Company’s common stock at an exercise price of $7.42 per share (the “Incentive Stock Option”). As an inducement award to Dr. Lukowiak, the Company’s Board of Directors also has granted a nonqualified stock option to Dr. Lukowiak pursuant to the Company’s 2021 Inducement Plan to purchase up to 17,098 shares of the Company’s common stock at an exercise price of $7.42 per share as an inducement material to Dr. Lukowiak entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). All of the stock option awards granted to Dr. Lukowiak will be subject to vesting over four years, with 25% of the shares vesting on the one year anniversary of Dr. Lukowiak’s start date, and the remainder vesting monthly over the following thirty-six (36) months, subject to his continued employment and the terms and conditions of the stock option agreement.

About Talis Biomedical

Talis Biomedical is dedicated to advancing health equity and outcomes through the delivery of accurate infectious disease testing in the moment of need, at the point of care. The Company plans to develop and commercialize innovative products on its sample-to-answer Talis One® system to enable accurate, low cost, and rapid molecular testing. For more information, visit talisbio.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as “may,” “might,” “will,” “would,” “should,” “believe,” “expect,” “anticipate,” “could,” “estimate,” “continue,” “predict,” “potential,” “forecast,” “project,” “plan,” “intend” or similar expressions, or other words that convey uncertainty of future events or outcomes can be used to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the differentiation of our Talis One platform, the size and potential market opportunity for our products, and our ability to develop a test menu. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others, the Company’s ability to attain regulatory approval for our products, launch and gain market acceptance for our products and to accurately forecast and meet customer demand, and attract and maintain our key employees and other risks and uncertainties that are described more fully in the “Risk Factors” section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and Talis Biomedical assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Contact

Media & Investors
Emily Faucette
efaucette@talisbio.com
415-595-9407